Exhibit 99.1

Monte Rosa Therapeutics Reports Second Quarter 2021 Financial Results and

Highlights Pipeline and Business Progress

– Completed upsized $255.6 million IPO; cash runway extended into late 2024

– Continued advancement of QuEENTM protein degradation platform and pipeline of molecular glue degraders, including NEK7 program –

BOSTON, August 12, 2021 – Monte Rosa Therapeutics, Inc. (NASDAQ: GLUE), a biotechnology company developing novel molecular glue precision medicines today reported business highlights and financial results for the second quarter, ended June 30, 2021.

“Following our successful initial public offering and with several pivotal additions to our leadership team, we are excited to have the resources in place to advance our pipeline of novel molecular glues towards and into the clinic and to continue the development of our unique and proprtietary QuEEN platform. We are delighted by the continuing progress of our pipeline of molecular glue degraders, including the recent transition of our NEK7 program into lead optimization,” said Markus Warmuth, M.D., CEO of Monte Rosa. “As we look ahead for the year, we remain on track to progress a development candidate for our lead program targeting GSPT1 into IND-enabling studies. We also expect to advance at least one additional program into lead optimization this year. All of this will bring us closer to our goal of tackling the previously undruggable or inadequately drugged target protein universe and fostering a new generation of precision medicine therapeutics.”

SECOND QUARTER 2021 & RECENT HIGHLIGHTS

•

Completed upsized $255.6 million initial public offering: Monte Rosa Therapeutics closed its initial public offering of 13,455,000 shares of common stock, including the exercise in full by the underwriters of their option to purchase up to 1,755,000 additional shares of common stock at the public offering price of $19.00 per share. The aggregate gross proceeds were approximately $255.6 million before deducting underwriting discounts and commissions and other offering expenses.

•

Advanced NEK7 program into lead optimization: NEK7 is an activator of the NLRP3 inflammasome, a central regulator of cellular inflammatory responses to pathogens, damage and stress. Aberrant NLRP3 inflammasome activation is implicated in the pathogenesis of multiple autoimmune diseases. Our NEK7 degrader program has progressed into lead optimization, with the next major milestone anticipated to be selection of a development candidate.

•

Strengthened leadership team with key appointments: Since the start of 2021, Monte Rosa Therapeutics has made several key appointments aimed at further supporting advancement of its platform, expanding its business operations and preparing to bring its molecular glue degrader therapies into clinical trials. Most recently, the company announced the appointment of Filip Janku, M.D., Ph.D., as Chief Medical Officer, and has named Phil Nickson, Ph.D., J.D., as Head of Legal Operations and Jennifer Champoux as Vice President of Operations.

•

Expanded global presence: The company has opened two new state-of-the-art research centers in the Seaport District of Boston and in Basel, Switzerland. These sites will continue to enable the recruitment of key talent in both the U.S. and Europe.

KEY UPCOMING MILESTONES + EVENTS

•

Development candidate selection for lead program targeting GSPT1 for the treatment of cancers overexpressing one of the Myc family genes (c-Myc, N-Myc and L-Myc). The company anticipates selecting a development candidate and advancing it into IND-enabling studies before year-end.

•	Progression of at least one program in addition to NEK7 into lead optimization by end of 2021.

•	Upcoming conferences and presentations:

•

Owen Wallace, Ph.D., Chief Scientific Officer, to present at the European Protein Degradation Conference at 14:10 CEST, Sept. 21, in a session titled, “Facilitating interactions between ubiquitin ligase and selected proteins through rational design of molecular glues.”

•

Sharon Townson, Ph.D., Chief Technology Officer, to present an overview of the company’s QuEEN platform at the 4th Annual Targeted Protein Degradation Summit at 11:45 a.m. EDT, Oct. 27; will also participate in a panel discussion titled, “What’s Next on the Horizon for Targeted Protein Degradation?” at 5 p.m. EDT, Oct. 28.

•	John Castle, Chief Data Scientist, to present an overview of the company’s QuEEN platform at the Genomics Live and BioData World Congress at 15:40 CEST, Nov. 3.

SECOND QUARTER 2021 FINANCIAL RESULTS

Research and Development (R&D) Expenses: R&D expenses for the second quarter of 2021 were $14.6 million, compared to $4.9 million for the second quarter of 2020. The increase in R&D expense was primarily due to the expansion of research and development activities in the United States and Switzerland including increased headcount and facilities, as well as corresponding increases in laboratory related expenses.

General and Administrative (G&A) Expenses: G&A expenses for the second quarter of 2021 were $3.5 million, compared to $0.5 million for the second quarter of 2020. The increase in G&A expense was a result of increased headcount and expenses in support of the company’s growth.

Net Loss: Net loss for the second quarter of 2021 was $18.4 million, compared to $5.4 million for the second quarter of 2020.

Cash Position and Financial Guidance: Cash and cash equivalents as of June 30, 2021, were $357.1 million, compared to $41.7 million as of December 31, 2020. The June 30th balance does not include the additional $31.0 million in net proceeds the company received as part of its initial public offering from the full exercise of the underwriters’ option to purchase up to an additional 1,755,000 shares of common stock at the public offering price of $19.00 per share. The company expects its cash and cash equivalents , including the aggregate net proceeds from the initial public offering, will be sufficient to fund our planned operations and capital expenditures into late 2024.

About Monte Rosa

Monte Rosa Therapeutics is a biotechnology company developing a portfolio of novel molecular glue degrader precision medicines. These medicinesare designed to employ the body’s natural mechanisms to selectively eliminate therapeutically relevant proteins. The company has developed a proprietary protein degradation platform, called QuEENTM (Quantitative and Engineered Elimination of Neosubstrates), that enables it to rapidly identify protein targets and molecular glue degrader, or MGD, product candidates that are designed to eliminate therapeutically relevant proteins in a highly selective manner. The company’s drug discovery platform combines diverse and proprietary chemical libraries of small molecule protein degraders with in-house proteomics, structural biology, AI/machine learning-based target selection and computational chemistry capabilities to predict and obtain protein degradation profiles. Monte Rosa was launched from founding investor Versant Ventures’ Ridgeline Discovery Engine and is headquartered in Boston, Mass., with research operations in both Boston and Basel, Switzerland.

Forward-Looking Statements Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the timing for the development candidate selection and initiation of IND-enabling studies for the company’s GSPT1 program, the development of the NEK7 and other programs, including timing for lead optimization and development candidate selection in each program, and the Company’s expected cash runway. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s program development activities and planned IND-enabling studies, the Company’s ability to execute on its strategy, regulatory developments in the United States, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials and pre-clinical studies, supply chain, and operations, as well as those risks and uncertainties set forth in its registration statement on form S-1 filed, the quarterly report on Form 10-Q to be filed for the quarter ended June 30, 2021, and its other filings with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

(in thousands, except share and per share amounts)	June 30,	December 31,
(unaudited)	2021	2020
Assets
Current assets:
Cash and cash equivalents	$357,060	$41,699
Prepaid expenses and other current assets	1,229	1,892

Total current assets	358,289	43,591
Property and equipment, net	8,923	4,623
Restricted cash	1,729	1,164

Total assets	$368,941	$49,378

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$7,463	$7,066
Accrued expenses and other current liabilities	3,328	2,529
Preferred stock tranche obligations	—	19,680

Total current liabilities	10,791	29,275
Defined benefit plan liability	1,472	1,067

Total liabilities	12,263	30,342

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized, an no shares issued and outstanding as of June 30, 2021; and 77,631,514 shares authorized and 53,631,514 shares issued and outstanding as of December 31, 2020	—	67,764

Stockholders’ equity (deficit)
Common stock, $0.0001 par value; 500,000,000 shares authorized, 45,025,857 shares issued and 44,603,724 shares outstanding as of June 30, 2021; and 97,500,000 shares authorized, 2,180,803 shares issued and 1,685,534 shares outstanding as of December 31, 2020	4	1
Additional paid-in capital	436,847	404
Accumulated other comprehensive loss	(1,415)	(1,056)
Accumulated deficit	(78,758)	(48,077)

Total stockholders’ equity (deficit)	356,678	(48,728)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$368,941	$49,378

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

(in thousands, except share and per share amounts)	Three months ended June 30,		Six months ended June 30,
(unaudited)	2021	2020	2021	2020
Operating expenses:
Research and development	$14,637	$4,855	$23,910	$8,670
General and administrative	3,486	541	5,717	1,019

Total operating expenses	18,123	5,396	29,627	9,689

Loss from operations	(18,123)	(5,396)	(29,627)	(9,689)
Other income (expense):
Interest income, net	14	1	20	(2)
Foreign currency exchange gain (loss), net	(296)	31	(114)	25
Changes in fair value of preferred stock tranche obligations, net	—	—	(960)	—

Total other (expense) income	(282)	32	(1,054)	23

Net loss	$(18,405)	$(5,364)	$(30,681)	$(9,666)

Provision for pension benefit obligation	(495)	—	(359)	—

Comprehensive loss	$(18,900)	$(5,364)	$(31,040)	$(9,666)

Reconciliation of net loss to net loss attributable to common stockholders
Net loss	$(18,405)	$(5,364)	$(30,681)	$(9,666)

Net loss per share attributable to common stockholders—basic and diluted	$(3.63)	$(3.64)	$(9.03)	$(6.69)

Weighted-average number of shares outstanding used in computing net loss per common share—basic and diluted	5,070,554	1,475,409	3,399,174	1,445,820

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Contacts:

Investors

Michael Morabito, Solebury Trout

ir@monterosatx.com

Media

Dan Budwick, 1AB

dan@1abmedia.com